Exhibit 24(b)(8.186):  Second Amendment dated March 12, 2019, to the (Retail) Service Agreement by and among Voya Retirement Insurance and Annuity Company Voya Institutional Plan Services, LLC, Voya Financials Partners, LLC, Prudential Investment Management Services LLC, and Prudential Mutual Fund Services LLC

SECOND AMENDMENT TO THE SERVICES AGREEMENT

This Second Amendment to the Services Agreement (the "Amendment") dated as of March, 12, 20 l 9is by and among Voya Retirement Insurance and Annuity Company (''Voya Retirement"), Voya Institutional Plan Services, LLC (''Voya Institutional") and Voya Financials Partners, LLC (''Voya Financial'') (collectively, ''Voya''), Prudential Investment Management Services LLC (the "Distributor"), and Prudential Mutual Fund Services LLC ("PMFS"), (collectively, "Prudential"). This Amendment amends the Services Agreement dated May l, 2002, as amended from time to time (the "Agreement"). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, the parties have entered into the Agreement under which certain Prudential funds are made available to Voya for investment by Voya's customers ("Specified Funds" as defined in Attachment A hereto), and Voya provides various sub-accounting, recordkeeping, administrative and shareholder servicing, recordkeeping and other services in connection with the shares of such funds in exchange for compensation from the Distributor and/or PMFS.

WHEREAS, effective June l, 2018, certain share classes will be closed to new group retirement plans and other changes will be made to the share classes available for sale and distribution as described in each Fund's prospectus.

WHEREAS, the Distributor and PMFS desire to make the Prudential Day One Funds and PGIM Investments Funds Share Classes RI through R6 (as defined in Attachment A hereto), as applicable, available to Voya under the Agreement.

WHEREAS, compensation for the services provided in connection with  the  Prudential  Day  One Funds and PGIM Investments Funds Share Classes RI through R6 differs from the  compensation payable under the Agreement in connection with the Specified Funds, in that: (i) the  fees  for Shareholder Services (as defined in Attachment A hereto) with respect to the  Prudential  Day  One Funds and PGIM Investments Funds Share Classes RI through R6 are payable by PMFS pursuant to a separate Shareholder Services Plan approved by the Board of Directors/Trustees of each of  the Prudential Day One Funds and PGIM Investments Funds and are not payable by  the  Distributor pursuant to a 12b-l Plan; and (ii) 12b-l fees with respect to the Prudential Day One Funds and PGIM Investments Funds Share Classes RI through R6, as applicable, are payable by the Distributor pursuant to a separate l 2b-l Plan approved by the Board of Directors/Trustees of each of the Prudential Day One and PGIM Investments Funds and are payable for Distribution Activities (as defined in Attachment A hereto) only, and not for any other type of services.

WHEREAS, the parties have agreed to enter into this Amendment for the purpose of making the Prudential  Day  One  Funds  and  PGIM  Investments  Funds  Share  Classes  RI  through R6, as applicable, available to Voya effective March , 2019 under the Agreement.

NOW THEREFORE, in consideration of the mutual agreements contained in this Amendment,  the  parties agree as follows:

1.   Prudential Day  One  Funds  and   PGI M   Investments   Funds   Share   Classes   R1 through R  Schedule. The Agreement is hereby amended by including a new Prudential Day One Funds  and PGIM  Investments   Funds   Share   Classes   RI   through   R6   Schedule   in   the   form of Attachment A hereto, as if such Schedule was set out in full in the Agreement.

2.     Entire Agreement. The  Agreement,  including  all Amendments, shall  constitute  the  entire  agreement and understanding of the parties with  respect  to  its  subject  matter  and  supersedes  all  oral  communication and prior writings (except as otherwise provided herein) with respect thereto. Except as specifically amended hereby, all provisions of the Agreement shall continue in full force and effect.

3.     Counterparts.     This Amendment may be executed and delivered in counterparts, each of which will be deemed an original.

4.     Headings. The headings used in this Amendment are for convenience of reference only  and  are not  to affect the construction of or to be taken into consideration in interpreting this Amendment.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date listed above.

PRUDENTIAL MUTUAL FUND SERVICES LLC	PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC
By: /s/ Paul Schlenker	By: /s/ Peter Boland
Name: Paul Schlenker	Name: Peter Boland
Title: SVP	Title: CAO

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY	VOYA INSTITUTIONAL PLAN SERVICES, LLC
By: /s/ Scott Stevens	By: /s/ Scott Stevens
Name: Scott Stevens	Name: Scott Stevens
Title: Vice President	Title: Vice President

VOYA FINANCIAL PARTNERS, LLC
By: /s/ Scott Stevens
Name: Scott Stevens
Title: Vice President

Attachment A

Prudential Day One Funds and PGIM Investments Funds Share Classes RI through R6 Schedule ("Schedule")

I.               Definitions.

(a)           Notwithstanding any other provision of the Agreement, with respect to the Prudential Day One Funds and PGIM Investments Funds Share Classes RI through R6, the parties agree that the following terms shall have the following meanings:

"Voya" means Voya Retirement Insurance and Annuity Company, Voya Institutional Plan Services, LLC and Voya Financial Partners, LLC.

"Distribution Activities" means the activities set out under "List of Distribution Activities" in Section 4 of this Schedule.

"Prudential Day One Funds", "PGIM Investments Funds" and "Funds" means each of the Prudential Day One Funds and PGIM Investments Mutual Funds registered with the Securities and Exchange Commission, as an open-end management investment company under the Investment Company Act of 1940, as amended, or a series thereof and its share classes (Classes RI, R2, R3, R4, RS and R6).

"Services" means the Shareholder Services, Distribution Activities and Sub accounting Services.

"Shareholder Services" means the services set out under "List of Shareholder Services" in Section 4 of this Schedule.

"Specified Funds" means the Prudential funds made available to Voya for investment by Voya's customers under the Agreement, except for the Prudential Day One Funds and PGIM Investments Funds Share Classes RI, R2, R3, R4, RS and R6.

"Sub-accounting Services" means the services set out under "List of Sub-accounting Services" in Section 4 of this Schedule.

(b)           Terms not otherwise defined in this Schedule will each have the meaning given to them in the Agreement.

2.             Available Funds. The Prudential Day One Funds, PGIM Investments Funds and their respective share classes (Classes RI, R2, R3, R4, RS and R6), as applicable, will be made available for use by Voya.

3.             Applicable Fees. Notwithstanding any other provision of the Agreement, with respect to the Prudential Day One Funds and PGIM Investments Funds (Share Classes RI, R2, R3, R4, RS and R6), the fees payable, as applicable, to Voya as compensation for one or more of the applicable Services provided by Voya to Voya's Customers, are:

(i)        Shareholder service fees payable by PMFS as agent for the Funds, as compensation for Shareholder Services,

(ii)       I 2b-1 fees payable by the Distributor as agent for the Funds, as compensation for Distribution Activities, and

(iii)       Sub-accounting fees payable by PMFS as agent for the Funds, as compensation for Sub- accounting Services, and such fees will be equal to the product of (a) the basis point factor (the "Fee Rate") set forth below for each type of Services for each class of shares, and (b) the average daily net asset value invested by Voya's Customers in that class of shares in each Prudential Day One Fund and PGIM Investments Fund.

Share Class	Fee Rate for Shareholder Services	12b-l Fee Rate for Distribution Activities	Fee Rate for Sub- accounting Services
Class Rl	X.XX%	X.XX%	X.XX%
Class R2	X.XX%	X.XX%	X.XX%
Class R3	X.XX%	X.XX%	X.XX%
Class R4	X.XX%	X.XX%	X.XX%
Class RS	X.XX%	X.XX%	X.XX%
Class R6	X.XX%	X.XX%	X.XX%

4.         Services to be Performed by Voya

Voya may be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a)        Voya Retirement or Voya Institutional shall be responsible for performing certain recordkeeping and administrative services (collectively, "Sub-Accounting Services") with respect to the Customers, which shall include without limitation:

▪  Providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by Customers;

▪  Calculating daily valuation of Participant account value;

▪  Providing a fund scorecard to help assess performance of the Funds;

▪  Furnishing (either separately or on an integrated basis with other reports sent to a Customer by Voya Retirement or Voya Institutional) statements and confirmations of all purchases and redemption requests as may be required by agreement between the Voya Retirement or Voya Institutional and the Customers;

▪  Providing tax reporting;

▪  Providing and maintaining elective services for Customers such as check writing and wire transfer services;

▪  Processing Customer purchase and redemption requests that affect allocations to the Funds and placing purchase and redemption instructions with the Funds' transfer agent, including any designee thereof, ("Transfer Agent") in the manner described in Section 4 hereof;

▪  Processing dividend and distribution payments from the Fund on behalfof Customers; Monitoring Customers for compliance with the applicable frequent trading policy;

▪  Cooperating with the other parties to the Agreement to facilitate implementation of each other's anti-money laundering program;

▪  Providing such other related recordkeeping and administrative services upon which the Funds and Voya Retirement or Voya Institutional may mutually agree.

(b)       Voya Retirement, Voya Institutional and/or Voya Financial shall be responsible for performing certain shareholder services ("Shareholder Services") with respect to Customers, which shall include without limitation:

▪  Answering questions and handling correspondence from Customers about their accounts and the Funds;

▪  Assisting Customers in designating and changing dividend options, account designations and addresses;

▪  Maintaining participant account records that reflect allocations to the Funds; Establishing and maintaining accounts and records relating to Customers; Facilitating the tabulation of votes in the event of a meeting of shareholders;

▪  Transmitting proxy statements and other proxy solicitation materials, annual and semi annual reports, the Funds' then current prospectuses and/or summary prospectuses (in each case, the "Prospectus") and other communications from the Funds to Customers as may be required by all applicable federal and state laws, rules, and regulations, including the rules of a self-regulatory organization ("Applicable Law") and by agreement between the Voya Retirement or Voya Institutional and the Customers; Receiving Customer purchase and redemption requests for shares that reflect allocations to the Funds; and

▪  Providing such other related shareholder services upon which the Distributor and the Voya Retirement, Voya Institutional and/or Voya Financial may mutually agree.

(c)        Voya Retirement, Voya Institutional and/or Voya Financial shall perform some or all of the following sales support services ("Distribution Services") related to the distribution of shares of the Funds to Plans or units of the Separate Accounts that may in tum invest in shares of the Funds, which shall include without limitation:

▪  Preparing advertising, educational and marketing materials that lists the Funds; Assisting Customers in completing application forms including allocations to the Funds;

▪  Developing, preparing, printing and mailing of advertisements, sales literature and other promotional materials describing and/or relating to the Funds;

▪  Holding seminars and sales meetings designed to promote the sale of Fund shares; Providing a dedicated plan sponsor website;

▪  Providing a dedicated Plan Participant website;

▪  Providing participant bench-marking tools, calculators and newsletters; Training sales personnel regarding a Fund; and

▪  Any other activity that the Distributor determines is primarily intended to result in the sale of a Fund's shares.

(d)             The Voya Retirement, Voya Institutional and/or Voya Financial shall each provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this section with respect to Customers. Voya Retirement, Voya Institutional and/or Voya Financial shall exercise reasonable care in performing all such services.

5.         Additional Representations

(a)           Shareholder and Sub-accounting Services not broker-dealer activity. The parties acknowledge and agree that (i) Shareholder Services and Sub-accounting Services performed by Voya as contemplated herein do not constitute distribution services, investment advisory, marketing or the services of an underwriter or broker-dealer within the meaning of the Securities Act of 1933 (the "1933 Act"), the Securities Exchange Act of 1934 (the "1934 Act") or the Act, and (ii) Distribution Activities performed by Voya Financial as contemplated herein constitute distribution services, marketing or the services of an underwriter or broker-dealer within the meaning of the 1933 Act, 1934 Act or the Act.

(b)           Voya's Representation regarding broker-dealer activity. Voya  Financial represents and warrants to the Distributor and PMFS (which representations will be deemed to be repeated on each date on which Voya Financial is performing services under or in connection with the Agreement for which it would be required to be registered as a broker-dealer) that to the extent that Voya Financial or an affiliate is performing services under or in connection with the Agreement for which it or an affiliate would be required to be registered as a broker-dealer, Voya Financial or the affiliate is a registered broker dealer, or is exempt from having to so register as a broker dealer on the basis that it is a "bank" as defined in Section 3(a)(6) of the 1934 Act, and is entitled to rely on an exception from the definition of "broker" for certain of its securities activities as set out in Section 3(a)(4)(B) of the 1934 Act and / or Regulation R.